Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF MEETME, Inc.

MeetMe, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 12, 2011; the Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2011; and the Corporation’s Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 1, 2012 (the “A&R Charter”).

2.	This Certificate of Amendment to the A&R Charter has been duly adopted in accordance with Section 242(b)(1) of the DGCL by the directors of the Corporation.

3.	In accordance with Sections 242(a)(1) and 242(a)(7), the A&R Charter is hereby amended as follows:

a.	Section 1 is deleted in its entirety and replaced with the following:

1.	“The name of the corporation is The Meet Group, Inc. (the “Company”).”

b.	Section 5 is deleted in its entirety.

4.	The A&R Charter is hereby ratified and confirmed in all other respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this 3rd day of April, 2017.

MEETME, INC.

By:	/s/ Frederic Beckley
Name:	Frederic Beckley
Title:	General Counsel and Executive Vice President, Business Affairs

[Signature Page to MeetMe, Inc. Amendment to A&R Charter]